Exhibit 27

FIRST AMENDMENT

TO

CONVERTIBLE SENIOR SECURED (THIRD LIEN) PIK NOTE

This FIRST AMENDMENT TO CONVERTIBLE SENIOR SECURED (THIRD LIEN) PIK NOTE dated as of June 21, 2022 (this “Amendment”) is entered into by and between U.S. WELL SERVICES, INC., a Delaware corporation (“Maker”), and                (the “Payee”).

WHEREAS, reference is made to those certain Convertible Senior Secured (Third Lien) PIK Note dated as of                , in each case by and between Maker and Payee (the “Note”);

WHEREAS, on June 21, 2022, Maker, ProFrac Holding Corp., a Delaware corporation (“Parent”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub Inc.”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub Inc. with and into Maker, with Maker surviving the merger as the surviving corporation pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, Maker and Payee desire to amend certain provisions of the Note, as set forth in greater detail and subject to the terms and conditions outlined in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.                   Capitalized Terms. Capitalized terms used in this Amendment without definition that are defined in the Note shall have the same meanings herein as therein.

2.                   Interest. This note is hereby amended by amending and restating Section 2 as follows:

Interest shall begin to accrue on the unpaid principal balance of this Note, if any, commencing on and continuing through July 9, 2022 at the rate of sixteen percent (16%) per annum calculated on the basis of a 360 day year and actual days elapsed. Accrued and unpaid interest shall be calculated on this Note on the last day of each March, June, September and December, commencing September 30, 2021, and on July 9, 2022 and the Merger Agreement Termination Date (as defined below), and shall be added on each such date to the unpaid principal balance of this Note (rounded up to the nearest $1.00) (the “PIK Interest”). PIK Interest, upon being added to the unpaid principal balance of this Note, shall no longer be deemed to be accrued and unpaid interest on the outstanding principal amount. References herein and in the Agreement to the “principal amount” of the Notes includes any increases in the principal amount of the outstanding Notes as a result of the PIK Interest. Accrued and unpaid interest on this Note shall also be due and payable on the Maturity Date under the terms set forth in Section 3. Notwithstanding anything to the contrary herein, in the event that the Merger Agreement is terminated (the date of such termination, the “Merger Agreement Termination Date”), interest shall be deemed to have accrued on the unpaid principal balance of this Note from July 9, 2022 through the Merger Agreement Termination Date and shall accrue from the Merger Agreement Termination Date until repayment of this Note in full, and in each such case otherwise in accordance with the terms set forth in the preceding sentences of this Section 2.

3.                   Conversion. The Note is hereby amended by adding a new Section 6(f) as follows:

(f)                 Notwithstanding anything to the contrary herein, subject to Maker obtaining the Company Stockholder Approval (as defined in that certain Agreement and Plan of Merger, dated as of June 21, 2022, by and among ProFrac Holding Corp., a Delaware corporation, Maker and the other parties thereto (as the same may be amended from time to time, the “Merger Agreement”)) and in accordance with Section 3.1(b) of the Merger Agreement, immediately prior to the Effective Time (as defined in the Merger Agreement), Maker shall convert all of the outstanding principal and interest then owing under this Note into a number of shares of Class A Common Stock equal to the quotient obtained by dividing (A) the amount of such outstanding principal and interest owing through the date immediately prior to the date of conversion, by (B) the Merger Conversion Price. The “Merger Conversion Price” shall initially be $1.22, which may be adjusted from time to time in the same manner as the Conversion Price as set forth in Section 6(d). The issuance of Class A Common Stock pursuant to this Section 6(f) shall not require Maker to comply with the NASDAQ listing requirements in Section 7(i) unless failure to do so would have an adverse effect on Payee.

4.                   Share Limitations. The Note is hereby amended by amending and restating the first sentence of Section 7 as follows:

Notwithstanding the provisions set forth in Section 3, Section 6 or anywhere else in this Note (but subject to the last sentence of Section 6(f)), (i) no shares of Class A Common Stock will be issued under this Note unless and until the Company shall have submitted a Listing of Additional Shares to the NASDAQ covering all the shares of Class A Common Stock issuable pursuant to this Note (the “Listing Application”) and NASDAQ shall have completed its review of, and approved, such listing application, (ii) no shares of Class A Common Stock will be issued under this Note to the extent such issuance would constitute a “change of control” under the Nasdaq’s listing rules (the “Change of Control Limitation”) or would be in excess of the number of shares of Class A Common Stock authorized and available for issuance under the Company’s charter (the “Charter Limitation”), and (iii) the total number of shares of Class A Common Stock that may be issued under the Equity Linked Notes at a price per share which is less than the Conversion Price, when combined with any other shares of Class A Common Stock which may be aggregated with such issuances under applicable NASDAQ rules for this purpose, will not exceed the number permitted under such applicable NASDAQ rules (the “Exchange Cap”), unless stockholder approval is obtained in order to comply with, satisfy or remove, as applicable, the Change of Control Limitation, the Charter Limitation, or the Exchange Cap, as applicable.

5.                   Change of Control. The Note is hereby amended to add the following proviso at the end of the definition of “Change of Control” in Section 6(c): “; provided, further, that the transactions contemplated by the Merger Agreement shall be deemed to not be a Change of Control”.

6.                   Tax Matters. Maker and Payee agree to reasonably consult with each other regarding the reporting on any U.S. federal (or applicable state or local) income tax return with respect to the Note, including the accrual of any original issue discount on the Note.

7.                   Miscellaneous.

(a)                This Amendment and any covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)                Except as otherwise expressly set forth herein, nothing herein shall be deemed to constitute an amendment, modification or waiver of any of the provisions of the Note which shall remain in full force and effect as of the date hereof.

(c)                This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. The words “execution,” “signed,” “signature,” and words of similar import in this Amendment shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA.

(d)                This Amendment shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with the Note.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MAKER:
U.S. WELL SERVICES, INC.
By:_________________________ Name: Title:

PAYEE:
By:__________________________________ Name: Title: